AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRAURY 12, 1999




                                                      REGISTRATION NO. 333-66099

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------



                               AMENDMENT NO. 5 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                                  ------------

                                DIGITAL LAVA INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                                  ------------

    Delaware                       7371                        95-4584080
 (State or Other             (Primary Standard                   (I.R.S.
Jurisdiction of         Industrial Classification        Employer identification
Incorporation Or               Code Number)                       No.)
  Organization)

10850 Wilshire Boulevard, Suite 1260        10850 Wilshire Boulevard, Suite 1260
       Los Angeles, CA 90024                        Los Angeles, CA 90024
           (310) 470-1149                      (Address of Principal Place or
    (Address and Telephone Number                 Intended Principal Place
   of Principal Executive Offices)                       of Business)

                                  ------------

                              Joshua D.J. Sharfman
                             Chief Executive Officer
                                Digital Lava Inc.
                      10850 Wilshire Boulevard, Suite 1260
                          Los Angeles, California 90024
                                 (310) 470-1149
           (Name, Address, And Telephone Number Of Agent For Service)

                                   COPIES TO:

         Jeffrey D. Abbey, Esq.                    Lawrence B. Fisher, Esq.
Ehrenreich Eilenberg Krause & Zivian LLP      Orrick, Herrington & Sutcliffe LLP
           11 East 44th Street                       30 Rockefeller Plaza
        New York, New York 10017                   New York, New York 10112
             (212) 986-9700                             (212) 506-5000

                                  ------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article __ of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

     The Registrant intends to obtain directors, and officers, insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

     Reference is also made to the Underwriting Agreement to be filed as Exhibit
1.1 to the registration Statement for information concerning the Underwriters' obligation to indemnify the registrant and its officers and directors in ceratin circumstances.

Item 25.  Other Expenses of Issuance and Distribution.

     SEC Registration Fee                                          $ 11,867
     American Stock Exchange Listing Fee                           $ 32,500
     NASD Filing Fee                                               $  4,768
     Accounting Fees and Expenses*                                 $250,000
     Printing and Engraving*                                       $100,000
     Legal Fees and Expenses*                                      $350,000
     Blue Sky Fees and Expenses*                                   $ 20,000
     Transfer Agent and Registrar Fees*                            $  5,000
     Miscellaneous Expenses*                                       $ 25,865
                                                                   --------
     Total                                                         $800,000
                                                                   ========

--------
* Estimated.

Item 26.  Recent Sales of Unregistered Securities.



     The following discussion gives retroactive effect to the one for 9.139 reverse stock split and the recapitalization to be effected immediately prior to the completion of this offering. Since its organization in July 1995, the Company, and in several instances members of management and principal stockholders, has sold and issued the following unregistered securities in transactions which were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act, as they were transactions not involving a public offering. The Company believes that all such purchasers either were "accredited investors" and/or had access to and had an opportunity to review all relevant information concerning the Company and sufficient knowledge and experience in business and financial matters to evaluate the merits and risks of such an investment. The Company believes that all of the investors were "sophisticated investors."

     The Company relied on several factors in concluding that its investors had the requisite financial status and sophistication to invest in the Company's securities. The Company's founders or its counsel were personally familiar with all of its original equity investors and many of the subsequent bridge loan investors and had direct knowledge of their financial status and prior investment activities. In addition, the Company relied on detailed investor questionnaires which required potential investors to confirm their salaries and net worth. For those bridge loan transactions in which the Company used finders, the Company had an opportunity to meet many of the potential investors prior to their investments in the Company's securities. Through discussions with such potential investors or with the finders who introduced such investors, the Company was able to learn about the financial status and sophistication of its investors and their previous investments in bridge loans and similar types of transactions.


     For those investors not personally known by the Company or with whom the Company did not have an opportunity to meet, the Company relied on the detailed questionnaires completed by such investors and on personal knowledge of such investors by the Company's finders and placement agents.


     In July 1995, the Company issued an aggregate of 809,565 shares of Common Stock to Roger Berman, James Stigler, Thomas Stigler and Kenneth Mendoza for nominal consideration in connection with the formation of the Company.

     From August 1995 to June 1996, the Company sold an aggregate of 200,826 shares of Common Stock to 26 individuals, 19 of whom were accredited investors and 7 of whom were non-accredited investors for $686,599 in cash. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history.


     From March to June 1996, the Company issued an aggregate of 29,334 shares of Common Stock to a consultant and its legal counsel, Eilenberg & Zivian, in consideration for services performed for the Company.


     In September 1996, in connection with a $450,000 bridge financing completed in such month, the Company issued warrants to purchase an aggregate of 70,265 shares of Common Stock to two accredited investors, one of which received a portion of its warrants as a finder. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history.


     In November 1996, the Company issued 110,732 shares of Common Stock to Joshua Sharfman, Chief Executive Officer of the Company, in consideration for services performed for the Company.

     In November 1996 and January 1997, the Company issued warrants to purchase an aggregate of 23,212 shares of Common Stock to Eilenberg & Zivian in consideration for services performed for the Company.


     In January 1997, certain members of management and principal stockholders of the Company granted to Judson Cooper options to acquire 13,958 of their shares of series A convertible preferred stock and 19,941 of their shares of common stock in exchange for services provided to the Company.


     In January and March 1997, the Company issued 4,377 shares of common stock to two consultants for services performed for the Company.

     In May 1997, in connection with the issuance of an aggregate principal amount of $187,500 of promissory notes, the Company issued warrants to purchase an aggregate of 20,520 shares of Common Stock to five accredited investors. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history.

     In May 1997, in connection with a $817,500 bridge financing completed in April and May 1997, the Company issued warrants to purchase an aggregate of 45,712 shares of Common Stock to three individuals who acted as finders in connection with such financing. Each of the investors who participated in the financing received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history.

     In July 1997, in connection with a $902,000 bridge financing completed in June and July 1997, the Company issued warrants to purchase an aggregate of 15,957 shares of Common Stock to three individuals who acted as finders in connection with such financing. Each of the investors who participated in the financing received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history.


     In December 1997, certain members of management and principal stockholders of the Company granted to Eilenberg & Zivian Investments options to acquire 1,642 of their shares of series A convertible preferred stock in exchange for certain legal and advisory services provided to the Company.


     In February 1998, in connection with the issuance of an aggregate principal amount of $775,000 of promissory notes, the Company issued warrants to purchase an aggregate of 96,233 shares of Common Stock to ten accredited investors. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history.

     In February 1998, in connection with a $1,750,000 bridge financing completed from December 1997 to February 1998, the Company issued warrants to purchase an aggregate of 47,730 shares of Common Stock to two finders. Each of the investors in the financing received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history.


     In May 1998, the Company issued warrants to purchase an aggregate of 10,943 shares of Common Stock to the Whitestone Group, in consideration for services performed for the Company.

     In September 1998, the Company issued warrants to purchase an aggregate of 21,885 shares of Common Stock to a finder in consideration for such finder's release of any claims against the Company under the finder's agreement with the Company.


     In October 1998, the Company issued warrants to purchase an aggregate of 20,000 shares of Common Stock to Shahrokh Sedaghat in consideration for services performed for the Company.

     In December 1998, the Company issued warrants to purchase an aggregate of 13,131 shares of Common Stock to Schwartz Communications in consideration for services performed for the Company.


     In December 1998, the Company issued warrants to purchase an aggregate of 6,000 shares of Common Stock to four investors in consideration for such investors' release of any claims against the Company.


     In December 1998, in connection with the issuance of an aggregate principal amount of $550,000 of subordinated promissory notes, the Company issued warrants to purchase an aggregate of 275,000 shares of Common Stock to ten accredited investors. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history.


     In connection with the recapitalization to be completed immediately prior to the completion of the offering, the Company will issue an aggregate of 846,600 shares of Common Stock to holders of an aggregate principal amount of $2,832,000 of promissory notes in exchange for one-half of the outstanding principal of their notes, the accrued interest on such notes and the warrants received in connection with the issuance of such notes. All of such holders received their notes and warrants in connection with bridge financings completed from March 1996 through July 1997. In connection with such financings, each holder received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each holder completed a questionnaire regarding their financial status and investment history.

     In connection with the recapitalization to be completed immediately prior to the completion of the offering, the Company will issue an aggregate of 30,836 shares of Common Stock to holders of an aggregate principal amount of $925,000 of promissory notes in exchange for outstanding warrants to acquire 107,689 shares of Common Stock received in connection with the issuance of such notes. All of such holders received their notes and warrants in connection a bridge financing completed from December 1997 to February 1998. In connection with such financing, each holder received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each holder completed a questionnaire regarding their financial status and investment history.


Item 27. Exhibits.

Exhibit
Number              Description of Exhibits
-------             --------------------

1(a)**              Form of Underwriting Agreement

1(b)**              Form of Financial Advisory Agreement

3(a)** Amended and Restated Certificate of Incorporation, in effect as of the date hereof

3(b)**              Form of  Amendment to Amended and  Restated  Certificate  of
                    Incorporation

3(c)**              Form of Amended and Restated Certificate of Incorporation

3(d)*               Bylaws of the Company, in effect as of the date hereof

3(e)***             Form of Amended and Restated Bylaws of the Company

4(a)*               Form of Common Stock Certificate

4(b)**              Form of Warrant Agreement

4(c)**              Form of Representative's Warrant Agreement

4(d)*               1996 Incentive and Non-Qualified Stock Option Plan (1)

4(e)* Warrant Agreement dated as of September 30, 1996 between the Company and Millenium Capital Management (2)

4(f)* Warrant Agreement dated as of September 30, 1996 between the Company and Miracle Investments Co. (2)

4(g)* Registration Rights Agreement between the Company, Miracle Investments Co. and Millenium Capital Management

4(h)* Warrant Agreement dated November 1, 1996 between the Company and Eilenberg & Zivian(2)(3)

4(i)* Warrant Agreement dated January 27, 1997 between the Company and Eilenberg & Zivian (2)(3)

4(j)* Warrant Agreement dated May 30, 1997 between the Company and certain investors and finders(2)

4(k)* Registration Rights Agreement dated May 30, 1997 between the Company and certain investors and finders

4(l)* Letter Agreement dated October 6, 1998 between the Company and certain investors

4(m)* Warrant Agreement dated July 11, 1997 between the Company and certain investors and finders(2)

4(n)* Registration Rights Agreement dated July 11, 1997 between the Company and certain investors and finders

4(o)**              Warrant   Agreement   between  the   Company  and   Schwartz
                    Communications

4(p)* Warrant Agreement dated February 19, 1998 between the Company and certain investors and finders (2)

4(q)*               Registration   Rights  Agreement  dated  February  19,  1998
                    between the Company and certain investors and finders

4(r)* Form of Promissory Note dated February 19, 1998 between the Company and certain investors

4(s)* Warrant Agreement dated May 1, 1998 between the Company and The Whitestone Group (2)

4(t)* Registration Rights Agreement dated May 1, 1998 between the Company and The Whitestone Group

4(u)* Letter Agreement between the Company and certain investors and finders dated July 15, 1998

4(v)* Letter Agreement between the Company and certain investors and finders dated July 16, 1998

4(w)* Letter Agreement between the Company and certain investors and finders dated July 29, 1998

4(x)* Warrant Agreement dated as of October 7, 1998 between the Company and certain consultants

4(y)* Registration Rights Agreement dated as of October 7, 1998 between the Company and certain consultants

4(z)* Letter Agreement as of October 7, 1998 between the Company and certain investors

4(aa)* Amended and Restated Option Agreement dated as of May 1, 1998 between the Company, Judson Cooper and certain founders of the Company (2)

4(ab)* Amended and Restated Option Agreement dated as of May 1, 1998 between the Company, E&Z Investments and certain founders of the Company (2)


4(ac)*** Warrant Agreement between the Company and United Resources Partners dated September 18, 1998


4(ad)** Warrant Agreement dated January 7, 1999 between the Company and certain investors

4(ae)** Warrant Agreement between the Company and certain investors dated December 7, 1998

4(af)** Registration Rights Agreemnt between the Company and certain investors dated between December 7, 1998


4(ag)*** Registration Rights Agreement between the Company and United Resources Partners dated September 18, 1998

5(a)****            Opinion of Ehrenreich Eilenberg Krause & Zivian LLP


10(a)* Employment Agreement dated September 1, 1998 between the Company and Thomas Stigler

10(b)* Employment Agreement dated September 1, 1998 between the Company and Joshua D.J. Sharfman

10(c)* Consulting Agreement dated September 1, 1998 between the Company and Roger Berman

10(d)* Consulting Agreement dated September 1, 1998 between the Company and Dr. James Stigler

10(e)* Consulting Agreement dated September 1, 1998 between the Company and Prism Ventures LLC

10(f)** Consulting Agreement dated May 1, 1998 between the Company and the Whitestone Group

10(g)** Consulting Agreement dated October 7, 1998 between the Company and Shahrokh "Shawn" Sedaghat


10(h)*****          Agreement  dated  January 8, 1998  between  the  Company and
                    RealNetworks, Inc.(4)

10(i)*****          Agreement  dated  April 1,  1998  between  the  Company  and
                    RealNetworks, Inc.(4)

10(j)*****          Software License  Agreement dated March 31, 1997 between the
                    Company and Cinax Designs, Inc.(4)


10(k)**             Agreement  dated  August 8, 1998  between  the  Company  and
                    Lesson Lab


23(a)****           Consent  of  Ehrenreich   Eilenberg   Krause  &  Zivian  LLP
                    (included in opinion filed as Exhibit 5(a))

23(b)****            Consent of PricewaterhouseCoopers LLP



24(a)* Power of Attorney (included in Part II of the Registration Statement under the caption Signatures")

27(a)**             Financial Data Schedule


----------

*     Filed with original SB-2 Registration Statement filed on October 23, 1998.


** Filed with Amendment No. 1 to SB-2 Registration Statement filed on January 12, 1999.

***   Filed with Amendment No. 2 to SB-2 Registration Statement.


****  Filed with Amendment No. 3 to SB-2 Registration Statement.


***** Filed with this Amendment No. 5 to SB-2 Registration Statement.






(1) Does not reflect increase in number of shares issuable under the Plan pursuant to resolution of Board of Directors.

(2) These agreements were entered into prior to the reverse split of the Company's Common Stock and, therefore, do not reflect such reverse split.

(3) These warrant agreements do not reflect exercise price changes made pursuant to resolutions of the Board of Directors.

(4) Confidential information is omitted and identified by a * and filed separately with the SEC pursuant to a request for Confidential Treatment.

Item 28.  Undertakings.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant in all instances will provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the undersigned Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect  in  the  prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) Include any  additional or changed  material  information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES




     In accordance with the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 11th day of February, 1999.



                                           DIGITAL LAVA INC.

                                           By: /s/ Joshua D.J. Sharfman
                                              ----------------------------
                                               Joshua D.J. Sharfman
                                               Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names.




Signatures                     Title                           Date
----------                     -----                           ----
         *
---------------------------
James Stigler                  Chairman and Director           February 11, 1999


/s/ Danny Gampe
---------------------------
Danny Gampe                    Chief Financial Officer         February 11, 1999
                               (Principal Financial and
                                Accounting Officer)

         *
---------------------------
Roger Berman                   Director                        February 11, 1999


         *
---------------------------
Thomas Stigler                 Director                        February 11, 1999


         *
---------------------------
Gerald Porter                  Director                        February 11, 1999


 /s/ Joshua D.J. Sharfman
---------------------------
Joshua D.J. Sharfman           Chief Executive Officer         February 11, 1999
                               and Director (Principal
                               Executive Officer)




*By: /s/ Joshua D.J. Sharfman
     ---------------------------
     Joshua D.J. Sharfman
     Attorney-in-fact